Exhibit 10.14
ShoreTel, Inc.
960 Stewart Drive
Sunnyvale, CA 94085
July 19, 2004
Mr. Thomas van Overbeek

Re:	Terms of Employment Separation and Releases of Claims
Dear Tom:
     This letter confirms the agreement (this “Agreement’) between you and ShoreTel, Inc. (the “Company” or “ShoreTel”) concerning your separation of employment with the Company.
     1. Amendment of Company Options. It is acknowledged and agreed that the Company has previously granted you stock options under the Company’s 1997 Stock Option Plan (the “Plan”) to purchase an aggregate of 13,596,299 shares of the Company’s common stock, which, as of the date hereof, 6,776,938 are vested (the “Company Options”). You will continue to vest in your Company Options pursuant to their current vesting schedule so long as you continue to serve as a member of the Company’s Board of Directors (the “Board”). Notwithstanding anything to the contrary as may be provided for in any written agreement between you and the Company (including, without limitation, any option agreement, stock purchase agreement, employment offer (including that certain offer of employment from the Company dated December 12, 2001) or employment agreement), by this Agreement, your Company Options are hereby expressly amended to preclude forever any accelerated vesting and exercisability (including any accelerated lapse of the Company’s repurchase right) in the event of (i) your termination of employment without cause, (ii) your termination of employment for good reason (e.g., a constructive termination or otherwise), (iii) a change of control of the Company, or (iv) upon the occurrence of a corporate transaction that results in a change of control of the Company (the “Old Acceleration Benefit”). In lieu of the Old Acceleration Benefit and effective as of the Effective Date (as defined below): all of your unvested Company Options will fully vest and become exercisable (or the Company’s repurchase right shall fully lapse) if, within the six (6) month period starting on July 19, 2004 and ending on January 19, 2005, either (i) the Company closes a change of control as defined in the Plan (a “Change of Control”), or (ii) upon the occurrence of a corporate transaction that results in a Change of Control of the Company (the “New Acceleration Benefit”). In the event the Company does not undergo a Change of Control or a corporate transaction does not occur that results in a Change of Control of the Company during such six (6) month period, the New Acceleration Benefit shall lapse and be of no force and effect, and your Company Options (or shares exercised in connection with your Company Options that remain subject to the Company’s repurchase right), shall continue to vest in accordance with their current vesting schedule (without the Old Acceleration Benefit) so long as you continue to serve on the Board.
     2. COBRA Continuation Coverage. The Company shall use commercially reasonable efforts to continue your health care coverage as an active employee under its group health plan so long as you continue to serve on the Board. In the even the Company is unable to continue such coverage (for instance, due to such coverage being available only to employees of the Company), the Company will reimburse you for your and your wife’s applicable COBRA premium (provided you timely elect COBRA continuation coverage) until the earlier of: (i) the date you no longer serve as a member of the Board, (ii) the date you no longer are eligible to receive continuation coverage pursuant to COBRA, or (iii) the date you become covered under another employer’s group health plan.
     3. Repayment of Promissory Note. Pursuant to the terms of a promissory note entered into between you and the Company dated June 20, 2002 (and as amended thereafter in March 2003) (the “Note”) you agree to repay the outstanding principle and accrued interest pursuant to the terms of the Note.
     4. Resignation Date; Board of Directors.
          (a) As of July 19, 2004, you will deemed to have voluntarily resigned your employment with the Company without further action on your part (“Resignation Date”), and your employment with the Company will end on such date.
          (b) Effective as of the Resignation Date the Company will take such corporate actions as are necessary to create a new sixth board seat on the Company’s Board of Directors (the “At-Large Seat”), which seat will be (i) elected by the holders of a majority of all of the Company’s outstanding Common Stock and Preferred Stock voting together as a single class; and (ii) filled by a nominee selected by both (A) at least 2 out of the 3 directors elected by the holders of Preferred Stock and (B) the Company’s “CEO-director,” all under the terms of the Company’s Fourth Amended and Restated Shareholders’ Voting Agreement, as amended. Effective as of the Resignation Date, it is understood that you will be appointed by the Board to fill the newly created At-Large Seat on the Board to serve until your successor may be nominated and elected.
     5. Waiver of Claims. In consideration for the Company’s payments and promises set forth in the Agreement, you agree to release and waive any and all claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act and/or claims based upon disability or under the Americans with Disabilities Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     You and the Company agree that the waiver and release set forth in this section five (5) shall be and remain in effect as to the matters released. The waiver and release do not extend to any obligations of the Company created under this Agreement.
     6. Return of Company Property. You hereby represent and warrant to the Company that you have returned all real or intangible property or data of the Company of any type whatsoever that has been in his possession or control.
     7. Proprietary Information. You hereby acknowledge that you are bound by the Employee Invention Assignment and Confidentiality Agreement dated [insert date] (the “Employee Invention Agreement”) and that as a result of your employment with the Company you had access to the Company’s Proprietary Information (as defined in the Employee Invention Agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.
     8. Legal and Equitable Remedies. The parties have the right to enforce this Agreement and/or Release and any of the provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the parties may have at law or in equity for breach of this Agreement.
     9. Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement and/or Release, the prevailing party will be entitled to recover his or its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
     10. No Admission of Liability. This Agreement and Release are not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement and Release shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

     11. Review of Separation Agreement and Effective Date of Release. The Company hereby advises you to consult with your own attorney concerning the terms of this Release. You understand that you may take up to twenty-one (2l) days to consider this Release and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also understand you may revoke this agreement within seven (7) days of signing this document. This Release will be effective (the Effective Date”) on the 8th day after you sign it.
     12. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral other than your Employee Invention Assignment and Confidentiality Agreement dated 02/24/02 , the Note and documents evidencing your Company Options (including the Plan) and shares purchased with respect to your Company Options. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.
     13. Modification. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties.
     14. Effective Date of Agreement. This Agreement will be effective on the Effective Date.
     If you agree to abide by the terms outlined in this Agreement, please sign the attached copy and return it to me.

Sincerely,
By:	/s/ Seth Neiman
Seth Neiman
Board Member

I have read, understand and agree to the terms set forth above:

/s/ Thomas van Overbeek Thomas van Overbeek	Date: Aug 9, 2004

4